Exhibit 99

News

Ford Names William Helman to Board of Directors

DEARBORN, Mich., Sept. 7, 2011 – Ford Motor Company announced today the election of William W. Helman IV to the company’s Board of Directors, effective immediately.

Helman, 53, is a partner with Greylock Partners, where he has served since 1984. In his role at Greylock, Helman focuses on enterprise software, consumer internet, healthcare and biotechnology.

“Bill’s strong entrepreneurial spirit and more than 25 years of experience as a venture capitalist has helped him develop a keen understanding of what it takes for companies to innovate and grow,” said Ford Executive Chairman Bill Ford. “We are fortunate to further strengthen our board of directors with someone of Bill’s experience and we look forward to the contributions he will make to our company’s future success.”

Helman will serve on the Ford Board of Directors’ Finance Committee, Sustainability Committee, and the Nominating and Governance Committee.

Helman also serves as lead director at Zipcar, Inc., as well as on the Board of Trustees of Dartmouth College and Harvard Management Company. In addition, he is on the Board of the Isabella Stewart Gardner Museum, The Steppingstone Foundation, The Damon Runyon Cancer Research Foundation, the Broad Institute, and a member of the Harvard Medical School Board of Fellows.

He is a graduate of Dartmouth College and the Harvard Business School.

# # #

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contacts:	Karen Hampton
313.322.1602
khampto2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1